EXHIBIT 99.0

                                  BCBF, L.L.C.
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS







To the Partners of BCBF, L.L.C.

In our opinion, the accompanying statements of financial condition and the related statements of operations, of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of BCBF, L.L.C. (the "Company") at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from March 13, 1996 through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
------------------------
    Price Waterhouse LLP

Fort Lauderdale, Florida

January 27, 1998

                                  BCBF, L.L.C.
                        STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)


                                                            December 31,
                                                        -------------------
                                                          1997       1996
                                                        --------   --------

Assets:
Cash ................................................   $     --   $     10
Loans held for sale, at lower of cost or
  market value ......................................         --    110,702
Real estate owned, net ..............................         --     25,595
Other assets ........................................         --     10,526
                                                        --------   --------
                                                        $     --   $146,833
                                                        ========   ========
Liabilities and Owners' Equity:
Liabilities:
  Accrued expenses, payables and other liabilities...   $     --   $    787
                                                        --------   --------
    Total liabilities ...............................         --        787
                                                        --------   --------

Owner's Equity:
  Ocwen Federal Bank FSB ............................         --     73,023
  BlackRock Capital Finance L.P. ....................         --     73,023
                                                        --------   --------
    Total owners' equity ............................         --    146,046
                                                        --------   --------
                                                        $     --   $146,833
                                                        ========   ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  BCBF, L.L.C.
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)



                                                  For the Period         For the Period
                                                  January 1, 1997        March 13, 1996
                                                      Through               Through
                                                 December 31, 1997     December 31, 1996
                                                 -----------------     -----------------

Interest income................................... $     8,928            $    38,647
Interest expense..................................          --                (18,503)
                                                   -----------            -----------
   Net interest income............................       8,928                 20,144
                                                   -----------            -----------


Non-interest income:

   Gain on sale of loans held for sale............      27,994                 71,156
   Gain on sale of loan servicing rights..........          --                  1,048
   Loss on real estate owned, net.................         (93)                  (130)
   Loan fees......................................          23                     50
                                                   -----------            -----------
                                                        27,924                 72,124
                                                   -----------            -----------


Non-interest expense:
   Loan servicing fees............................       1,850                  5,743
   Other loan expenses............................          13                    273
                                                   -----------            -----------
                                                         1,863                  6,016
                                                   -----------            -----------

     Net income................................... $    34,989            $    86,252
                                                   ===========            ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  BCBF, L.L.C.
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
            FOR THE PERIOD JANUARY 1, 1997 THROUGH DECEMBER 31, 1997
             AND THE PERIOD MARCH 13, 1996 THROUGH DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)


                                                                              Ocwen         BlackRock
                                                                             Federal        Capital
                                                                             Bank FSB      Finance L.P.      Total
                                                                            ---------      -----------     ---------

Contributions of capital.............................................       $  66,204       $  66,204      $ 132,408

Net income...........................................................          43,126          43,126         86,252

Distributions of cash................................................         (16,534)        (16,534)       (33,068)

Distributions of securities..........................................         (19,773)        (19,773)       (39,546)
                                                                            ---------       ---------      ---------

Balances at December 31, 1996........................................          73,023          73,023        146,046

Net income...........................................................          17,494          17,495         34,989

Distribution of securities...........................................          (1,989)         (1,989)        (3,978)

Distributions of cash................................................         (77,576)        (77,577)      (155,153)

Liquidating distribution.............................................         (10,952)        (10,952)       (21,904)
                                                                            ---------       ---------      ---------

Balances at December 31, 1997........................................       $      --       $      --      $      --
                                                                            =========       =========      =========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  BCBF, L.L.C.
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            For the Period    For the Period
                                                            January 1, 1997   March 13, 1996
                                                               Through            Through
                                                           December 31, 1997 December 31, 1996
                                                           ----------------- -----------------
Cash flows from operating activities:
   Net income .............................................   $  34,989         $  86,252
   Adjustments to reconcile net income to net cash provided
    by (used) in operating activities:
     Provision for losses on real estate owned ............       1,110               636
     Gain on sale of loans held for sale ..................     (27,994)          (71,156)
     Gain on sale of real estate owned ....................      (6,619)             (775)
     Gain on sale of loan servicing rights ................          --            (1,048)
     Purchase of loans held for sale ......................          --          (626,400)
     Proceeds from sale of loans held for sale, net .......      89,044           466,806
     Principal repayments on loans held for sale ..........       3,478            42,210
     Proceeds from sale of real estate owned ..............      57,359             4,364
     Proceeds from sale of loan servicing rights ..........          --             1,048
     Decrease (increase) in other assets ..................       4,563            (2,054)
     (Decrease) increase in accrued expenses, payables
      and other liabilities ...............................        (787)              787
                                                              ---------         ---------
Net cash provided (used) in operating activities ..........     155,143           (99,330)
                                                              ---------         ---------

Cash flows from financing activities:
    Proceeds from note payable ............................          --           473,042
    Repayment of note payable .............................          --          (473,042)
    Proceeds from capital contributions ...................          --           132,408
    Distributions of capital ..............................    (155,153)          (33,068)
                                                              ---------         ---------
Net cash (used) provided by financing activities ..........    (155,153)           99,340
                                                              ---------         ---------

Net (decrease) increase in cash and cash equivalents ......         (10)               10
Cash and cash equivalents at beginning of period ..........          10                --
                                                              ---------         ---------
Cash and cash equivalents at end of period ................   $      --         $      10
                                                              =========         =========

Supplemental  disclosure of cash flow  information:
  Cash paid during the period for:
    Interest ..............................................   $      --         $ (18,503)
                                                              =========         =========

Supplemental schedule of non-cash activities:
   Exchange of loans for mortgage-backed securities .......   $  60,593         $ 394,234
                                                              =========         =========
   Real estate owned acquired through foreclosure .........   $  37,059         $  29,820
                                                              =========         =========
   Distribution of securities to Partners .................   $  (3,978)        $ (39,546)
                                                              =========         =========
   Liquidating distribution of non-cash assets to Partners    $ (21,904)        $      --
                                                              =========         =========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         BCBF, L.L.C. (the "LLC") is a limited liability company formed on March 13, 1996 between Ocwen Federal Bank FSB ("Ocwen") and BlackRock Capital Finance L.P. ("BlackRock"), or collectively, the "Partners". The Partners each have a 50% interest in the LLC and share equally in net income or loss.

         On March 22, 1996, the LLC was notified by the Department of Housing and Urban Development ("HUD") that it was the successful bidder to purchase 16,196 single-family residential loans offered by HUD at an auction (the "HUD Loans"). On April 10, 1996 the LLC consummated the acquisition of the HUD Loans, which had an aggregate unpaid principal balance of $741,176 for a purchase price of $626,400. The purchase was financed by $117,647 in equity contributions, $35,711 of proceeds from the LLC's concurrent sale of 1,631 HUD Loans and the proceeds from a $473,042 note payable from an unaffiliated party. No significant activity occurred prior to April 10, 1996.

         On December 12, 1997, the LLC distributed all of its assets to Ocwen and BlackRock. No significant activity occurred subsequent to this date.

STATEMENT OF CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest and non-interest bearing deposits and all highly liquid debt instruments purchased with an original maturity of three months or less.

HUD LOANS HELD FOR SALE

         The HUD Loans purchased by the LLC were designated as held for sale because it was the LLC's intent to securitize and sell the majority of these loans. Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined based upon current market yields at which recent pools of similar mortgages have been traded. There was no allowance for market value losses on loans held for sale at December 31, 1996.

         All of the HUD Loans were secured by first mortgage liens on single-family residences. The HUD Loans were acquired by HUD pursuant to various assignment programs of the Federal Housing Authority ("FHA"). Under programs of the FHA, a lending institution may assign an FHA-insured loan to HUD because of an economic hardship on the part of the borrower which precludes the borrower from making the scheduled principal and interest payments on the loan.
FHA-insured loans are also automatically assigned to HUD upon the 20th anniversary of the mortgage loan. In most cases, loans assigned to HUD after this 20 year period are performing under the original terms of the loan. Once a loan is assigned to HUD, the FHA insurance has been paid and the loan is no longer insured. As a result, none of the HUD Loans were insured by the FHA.

         The HUD Loans were purchased by the LLC at a substantial discount to the unpaid principal balance of the loans as many of the HUD Loans were not performing in accordance with the original terms of the loans or an applicable forbearance agreement. The cost of acquiring the pool of loans was allocated to each individual loan within the pool based on the LLC's pricing methodology. Loans are considered performing if they are less than 90 days past due based on the original terms of the mortgage loan. Interest

                                 BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

income on performing loans is recognized on the accrual method. Interest income on all other loans is recognized on a cash basis due to the uncertainty of collection. Gains and losses on the repayment and the discharging of loans are also reported as part of interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property.

REAL ESTATE OWNED

         Properties acquired through foreclosure or deed-in-lieu of foreclosure were valued at the lower of the adjusted basis of the loan or fair value less estimated costs of disposal of the property at the date of foreclosure. Properties held are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to dispose. All of the LLC's real estate owned was held for sale. Gains and losses on the sale of REO are recognized with the passage of title and all risks of ownership to the buyer. Rental income related to properties is reported as income as earned. Holding and maintenance costs related to properties are reported as period costs as incurred. No depreciation expense related to foreclosed real estate held for sale is recorded. Decreases in market value of foreclosed real estate subsequent to foreclosure are recognized as a valuation allowance on a property specific basis. Subsequent increases in market value of the foreclosed real estate are reflected as reductions in the valuation allowance, but not below zero. Such changes in the valuation allowance are charged or credited to income. Additional valuation allowances are also established for the inherent risks in the real estate owned portfolio which have yet to be specifically identified.

INCOME TAXES

        Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes are established by each of the Partners and not the LLC.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amount of revenues and expenses during the reporting period.
Actual results could differ from those estimates.


NOTE 2   ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

         On January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income;
(d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", which delayed implementation of certain provisions of SFAS No. 125.

                                 BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

NOTE 3   FAIR VALUE OF FINANCIAL INSTRUMENTS

         Substantially all of the LLC's assets at December 31, 1996 were considered financial instruments. The LLC had no assets or liabilities at December 31, 1997. For loans held for sale, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of the estimated cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise.

         The fair values reflected below are indicative of the interest rate environments as of December 31, 1996 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the LLC's future business activities. In other words, they do not represent the LLC's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

         Reasonable comparability of fair values among financial institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the LLC.

         The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

LOANS HELD FOR SALE

         The HUD Loans, which were designated held for sale, have been valued at their carrying amount which approximates fair value given that the assumptions used to value such loans at their date of purchase have remained relatively constant.

REAL ESTATE OWNED

         Real estate owned, although not a financial instrument, is an integral part of the LLC's loan business. The fair value of real estate owned was estimated based upon appraisals, broker price opinions and other standard industry valuation methods, less anticipated selling costs.

                                 BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


         As mentioned above, on December 12, 1997, the LLC distributed all of its assets to Ocwen and BlackRock. The carrying amounts and the estimated fair values of the LLC's financial instruments and real estate owned at December 31, 1996 were as follows:

                                               CARRYING AMOUNT      FAIR VALUE
                                               ---------------      ----------
FINANCIAL ASSETS:
   Cash and cash equivalents..............        $       10        $       10
   Loans held for sale....................           110,702           110,702
   Real estate owned, net.................            25,595            31,738


NOTE 4   HUD LOAN PORTFOLIO

         The LLC acquired the HUD Loans through an auction at a discount with the intent of securitizing and selling the majority of the loans. Because many of the mortgage loan borrowers were either not current as to principal and interest payments or there was doubt as to their ability to pay in full the contractual principal and interest, the LLC estimated the amounts expected to be realized through foreclosure, collection efforts or other resolution of each HUD loan and the length of time required to complete the collection process in determining the amount it bid to acquire the HUD Loans.

         At December 31, 1997, the LLC had no loans outstanding, having previously distributed all assets to its Partners. At December 31, 1996 the LLC's HUD Loan portfolio, which was designated held for sale, consisted of the following:

Unpaid principal balance...................................        $    159,405
Discount...................................................             (48,703)
                                                                   ------------
                                                                   $    110,702
                                                                   ============

         The following table sets forth information relating to the payment status of the HUD Loans at December 31, 1996:

                                                                       % of HUD
                                                          Amount         Loans
                                                        ----------     ---------
Loans without Forbearance Agreements:
  Past due less than 31 days.......................     $    6,709        4.21%
  Past due 31 to 90 days...........................          3,011        1.89
  Past due 90 days or more.........................         84,509       53.02
                                                        ----------       -----
                                                            94,229       59.12
                                                        ----------       -----
Loans with Forbearance Agreements:
  Past due less than 31 days.......................          4,867        3.05
  Past due 31 to 90 days...........................          5,168        3.24
  Past due 90 days or more.........................         55,141       34.59
                                                        ----------       -----
                                                            65,176       40.88
                                                        ----------       -----
     Total.........................................     $  159,405      100.00%
                                                        ==========      ======

                                  BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


         Forbearance agreements are agreements entered into by HUD or the LLC with the borrower for the repayment of delinquent payments over a period and for forbearance from foreclosure during the term for such agreement. HUD forbearance agreements are generally twelve months in duration and the borrower may be granted up to a maximum of three consecutive twelve month plans. Under the terms of the contract governing the sale of the HUD Loans, the LLC and Ocwen, as the servicer of the loans, are obligated to comply with the terms of the HUD forbearance agreements, which may be written or oral in nature, until the term of the forbearance agreement expires or there is a default under the forbearance agreement.

         The HUD loans at December 31, 1996 were geographically located throughout the United States and Puerto Rico. The following table sets forth the five states in which the largest amount of properties securing the LLC's discounted loans were located at December 31, 1996:



Texas.................................................       $       30,382
California............................................               26,596
Connecticut...........................................               11,729
Maryland..............................................                9,487
Colorado..............................................                9,018
Other ................................................               72,193
                                                             --------------
 Total................................................       $      159,405
                                                             ==============

NOTE 5   MORTGAGE LOAN SALES AND SECURITIZATION OF MORTGAGE LOANS

         In March 1997, as part of a larger transaction involving Ocwen and an affiliate of BlackRock, the LLC securitized 1,196 loans with an unpaid principal balance of $51,714, past due interest of $14,209 and a net book value of $40,454. Net proceeds from the sale of the related securities amounted to $58,866. In December 1997, as part of a larger transaction involving Ocwen and BlackRock, the LLC securitized 534 loans with an unpaid principal balance of $26,644, past due interest of $8,303 and a net book value of $20,139. Net proceeds from the sale of the related securities amounted to $30,178.

         In April 1996, the LLC sold 1,631 loans with an unpaid principal balance of $61,885 and a net book value of $34,388 for $35,711 resulting in a gain on sale of loans of $1,323.

         In October 1996, the LLC securitized 9,825 loans with an unpaid principal balance of $419,382 and a net book value of $394,234. Certain of the mortgage related securities created from the securitization were sold in October 1996 for $431,095, resulting in a gain of $69,833 which includes a gain of $12,863 on the sale of $79,411 of securities directly to Ocwen. Certain other mortgage related securities created from the securitization were distributed to the Partners at their allocated book values which amounted to $39,546.

NOTE 6   REAL ESTATE OWNED

         Real estate owned, net of valuation allowances, is held for sale. At December 31, 1997, the LLC held no real estate owned, having previously distributed all assets to its Partners. At December 31, 1996, the LLC's real estate owned portfolio, acquired through foreclosure or deed-in-lieu of foreclosure, consisted of the following:

Single-family residential................................    $       26,106
Valuation allowance......................................              (511)
                                                             --------------
   Real estate owned, net................................    $       25,595
                                                             ==============

                                  BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


         The following schedule presents the activity in the valuation allowance on real estate owned for the indicated periods:

                                                                For the Period          For the Period
                                                                January 1, 1997         March 13, 1996
                                                                    Through                through
                                                               December 31, 1997      December 31, 1996
                                                               -----------------      -----------------

Balance, beginning of period...............................      $         511          $          --
Provision for losses.......................................              1,110                    636
Charge-offs and sales......................................             (1,621)                  (125)
                                                                 -------------          -------------
 Balance, end of period....................................      $          --          $         511
                                                                 =============          =============

         Real estate owned is geographically located throughout the United States and Puerto Rico. The following table sets forth the five states with the largest amount of properties owned by the LLC at December 31, 1996:


Texas                                                            $       7,782
California.................................................              6,992
Maryland...................................................              2,692
Virginia...................................................              1,318
Georgia....................................................              1,274
Other .....................................................              5,537
                                                                 -------------
  Total....................................................      $      25,595
                                                                 =============

         The following table sets forth the results of the LLC's investment in real estate owned during the following periods:

                                                               For the Period        For the Period
                                                              January 1, 1997        March 13, 1996
                                                                   Through               through
                                                             December 31, 1997      December 31, 1996
                                                             -----------------      -----------------
DESCRIPTION:
Gains on sales........................................           $    6,619            $      775
Provision for losses..................................               (1,110)                 (636)
Carrying costs, net of rental income..................               (5,602)                 (269)
                                                                 ----------            ----------
 Loss on real estate owned, net.......................           $      (93)           $     (130)
                                                                 ==========            ==========

NOTE 7   NOTE PAYABLE ACQUISITION DEBT

         In April 1996, the LLC financed the acquisition of the HUD Loans with the proceeds from a $473,042 note payable from an unaffiliated party. Interest on the note payable was payable monthly and accrued at a rate equal to LIBOR plus 2.25%. The note payable, which was scheduled to mature in January 1997, was secured by a first position lien on the HUD Loans purchased. The cash proceeds from the sale of securities resulting from the securitization of the 9,825 HUD Loans in October, 1996 and additional capital contributions by the Partners were used to fully repay the note payable in 1996.

                                  BCBF, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)


NOTE 8   RELATED PARTY TRANSACTIONS

         In connection with the LLC's acquisition of the HUD Loans, Ocwen entered into an agreement with the LLC to service the HUD Loans in accordance with its loan servicing and loan default resolution procedures. In return for such servicing, Ocwen received specified fees which were payable on a monthly basis. For the year ended December 31, 1997 and for the period from March 13, 1996 to December 31, 1996, Ocwen earned $1,850 and $5,743 in such servicing fees, respectively.

         As the servicer for the HUD Loans, Ocwen was responsible for the collection of the payments due from borrowers and the payment of certain costs incurred in connection with the operation and maintenance of real estate owned properties. A cash settlement was made monthly between Ocwen and the LLC for the net of such collections and payments. At December 31, 1996, $5,447 was due from Ocwen and is included in other assets. Such amount was paid by Ocwen to the LLC in January, 1997.

         In connection with the 1996 securitization transactions (see Note 5), the LLC sold $79,411 of securities to Ocwen for a gain of $12,863. Additionally, also in 1996, the LLC sold certain rights to service the securitized loans to Ocwen for $1,048.

NOTE 9   DISTRIBUTION OF ASSETS

         On December 12, 1997, in accordance with the decision of the Partners, the assets of the LLC were distributed as follows:

                                                        Ocwen            BlackRock            Total
                                                    ------------       ------------       ------------
Cash.........................................       $          5       $          5       $         10
Loans held for sale at book value............              4,501              4,501              9,002
Real estate owned at book value..............              5,402              5,402             10,804
Amount due from loan servicer................                295                295                590
Escrow advances..............................                537                537              1,074
Other advances...............................                212                212                424
                                                    ------------       ------------       ------------
                                                    $     10,952       $     10,952       $     21,904
                                                    ============       ============       ============


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